EXHIBIT 23.2


                                   CONSENT OF
                        FARBER HASS HURLEY & MCEWEN, LLP
                          (Formerly Farber & Hass, LLP)
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


NuTech Digital Inc.
7900 Gloria Ave.
Van Nuys, CA  91406


We hereby consent to the inclusion in this Annual Report on Form 10-KSB, of our report dated February 28, 2005, relating to the financial statements of NuTech Digital Inc. for the year ended December 31, 2004.

We consent to the incorporation in the Registration Statements filed on Form S-8 of NuTech Digital, Inc. which were filed with the Commission as numbers 333-106963 and 333-111876, of our report dated February 28, 2005 related to the financial statements of NuTech Digital, Inc. as of December 31, 2004 and for the year ended December 31, 2004.


/s/ Farber Hass Hurley & McEwen, LLP
(formerly Farber & Hass, LLP)

Camarillo, California
April 17, 2006